SPECIAL CUSTODY and PLEDGE AGREEMENT

(Margin Account)

AGREEMENT (hereinafter “Agreement”) dated as of February 15, 2017, among The Cushing MLP Total Return Fund (“Customer”), The Bank of Nova Scotia, acting through its Houston branch (“Broker”) and U.S. Bank, N.A. as Custodian hereunder (“Custodian”).

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may obtain extensions of credit and for those purposes has signed a Lending Services Agreement, dated as of February 15, 2017 with Broker (as amended, restated, supplemented or replaced from time to time, with attachments thereto, the “Account Agreement”); and

WHEREAS, Broker is required to comply with applicable laws and regulations pertaining to extensions of credit, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate extensions of credit hereunder and under the Account Agreement, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of the Customer pursuant to a custody agreement dated as of July 19, 2017 (the “Custodian Agreement”) is prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)    As used herein, capitalized terms have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral held in or credited to the Special Custody Account (as such term is hereinafter defined) as is adequate under the Margin Rules and the Account Agreement.

“Advice from Broker” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) or instruction (within the meaning of Section 9-104 of the UCC) delivered to Customer or Custodian by an Authorized Representative (as defined below) of Broker, as applicable hereunder, communicated: (i) in writing (including, for the avoidance of doubt, electronic mail); (ii) by a facsimile- sending device; or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 7 hereof, by telephone to a person designated by Customer or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer or Custodian. An officer of Broker will certify in writing to Custodian the names and signatures of those Authorized Representatives, which certification may be amended in writing from time to time.

“Authorized Representative” shall mean any person, whether or not an officer or employee of Broker or Customer, duly authorized by Broker or Customer, respectively to give, in the case of Broker, Advice from Broker or, in the case of Customer, Instructions from Customer, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

“Business Day” means a day on which both Custodian and Broker are open for business.

“Collateral” means cash, U.S. Government securities or other margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Certificate of Authorized Persons” means a certificate in the form attached hereto as Annex A.

“Customer Default” means an Event of Default (as defined in the Account Agreement) or a failure by Customer to perform any obligation under this Agreement.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of the Customer by an Authorized Representative of Customer and delivered to Custodian or transmitted to it by a facsimile-sending device, S.W.I.F.T. or other method or system specified by Custodian as available for use in connection with this Agreement, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer. An officer of Customer will certify in writing in a Certificate of Authorized Persons to Custodian the names and signatures of those persons authorized to provide Instructions from Customer, which certification may be amended in writing from time to time.

(2)    (a) Custodian, in its capacity as a Securities Intermediary as defined in Section 8-102 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and Bank as defined in Section 9-102 of the UCC, to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Account for The Bank of Nova Scotia as Pledgee of The Cushing MLP Total Return Fund” (“Special Custody Account”) and shall hold therein for Broker as pledgee upon the terms of this Agreement all Collateral, all monies or other property paid or distributed with respect thereto or realized on any sale thereof made pursuant to this Agreement. The Special Custody Account shall be deemed to consist of: (i) a securities sub-account, which shall constitute a “securities account” (as defined in Section 8-501(a) of the UCC), to which all Collateral in the form of securities pledged to Broker shall be credited (the “Securities Subaccount”); and (ii) a deposit sub-account, which shall constitute a “deposit account” (as defined in Section 9-102(a)(29) of the UCC), in which all Collateral in the form of cash pledged to Broker shall be held (the “Deposit Subaccount”). Custodian hereby agrees that any Collateral held in the Securities Subaccount shall be treated as a financial asset for purposes of the UCC to the extent the same may be applicable. All Collateral in the form of cash, whether cash posted as initial Collateral or cash in the form of distributions on, or other proceeds of, Collateral in the form of securities, shall be held in the Deposit Subaccount. Customer agrees to instruct Custodian through an Instruction from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Broker as Collateral in the Special Custody Account.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement and the Account Agreement. Customer agrees that it shall not instruct Custodian to transfer or credit to the Special Custody Account any securities which are not fully paid for or which are otherwise encumbered.

(c) Customer, Broker and Custodian agree (i) that Collateral will be held for Broker in the Special Custody Account by Custodian, (ii) that the Custodian will take such actions with respect to any Collateral (including without limitation, complying with any entitlement orders (as such term is defined in Section 8-102 of the UCC) concerning the Securities Subaccount and any instructions directing the disposition of cash in the Deposit Subaccount) as Broker shall direct in an Advice from Broker, (iii) that in no event shall any consent of Customer be required for the taking of any such action by Custodian and (iv) that in no event shall Custodian permit any withdrawal or release of Collateral otherwise than pursuant to an Advice from Broker.

(d) Customer hereby grants a continuing security interest to Broker: (i) in Collateral and any proceeds thereof; (ii) all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Broker and the Special Custody Account, to secure Customer’s obligations to Broker hereunder and under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3)    Custodian will make available to Broker and Customer by use of a secured web site with respect to the Special Custody Account (“TrustNow Essentials”), all pledges, releases or substitutions of Collateral effected hereunder within one Business Day of all pledges, releases or substitutions of Collateral and will supply Broker and Customer within five Business Days of the end of the calendar month a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise Broker or Customer upon reasonable request, of the kind and amount of Collateral pledged to Broker.

(4)    Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Broker agrees, upon request of Customer, to provide such an Advice from Broker with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against prior receipt in the Special Custody Account of substitute Collateral (if such substitution is permitted under the terms of the Account Agreement) having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)    Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated hereby.

(6)    Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral. Custodian shall notify Broker and Customer as soon as possible if any notice of levy, lien, court order or other process purporting to affect the Collateral is received by it.

Customer hereby confirms that any advances by the Custodian to purchase, or to make payment on or against delivery of any assets to be held in the Special Custody Account, shall be secured by the lien, security interest and right of setoff in the Customer’s securities and other assets pursuant to the Custodian Agreement, and not the securities and other assets in the Special Custody Account that are securing the Customer’s obligations to the Broker.

(7)    Upon Broker’s determination that a Customer Default has occurred, if Broker wishes to declare such default, Broker shall notify the Customer in an Advice from Broker of such Customer Default. Upon transmittal by Broker of such Advice from Broker, Broker may thereupon take any action permitted pursuant to the Account Agreement, including without limitation, the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, and the sale of any or all property or securities in the Margin Account and the Special Custody Account (in which event such Collateral shall be delivered to Broker by Custodian as directed in an Advice from Broker). Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian by Broker.

(8)    Broker hereby covenants, for the benefit of Customer, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of a Customer Default. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on or condition to Broker’s right at any time to instruct Custodian pursuant to an Advice of Broker and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer. Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Broker to deliver Collateral.

(9)    Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence or willful misconduct and may rely and shall be protected in acting upon any Advice from Broker which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T, U or X of the Board of

Governors of the Federal Reserve System or the rules and regulations of the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Securities Subaccount in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Securities Subaccount shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account, for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U S Treasury book-entry system for government securities, or acts of war, terrorism, insurrection or revolution, or acts of God, or any other similar event beyond the control of such party or its agents. Neither Broker nor Custodian shall be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(10)    All charges for Custodian’s services under this Agreement shall be paid by Customer.

(11)    Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own negligence or willful misconduct.

(12)    No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer and Custodian.

(13)    Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device when required herein, hand delivered, electronic mail or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed (oral communications shall be directed to the following telephone numbers):

(a)	if to Custodian, to:
U.S Bank, N.A.
1555 N. Rivercenter Dr., MK-WI-S302
Milwaukee, WI 53212

Attn: Tom Fuller
Phone: 414-905-6118
Fax: 866-350-5066

(b)	if to Customer, to:	The Cushing MLP Total Return Fund
c/o Cushing Asset Management LP 8117 Preston Road, Suite 440
Dallas, TX 75225

Attn: John Alban
Telephone: 214-692-6334
Fax Number: 214-219-2353

(c)	if to Broker, to:	The Bank of Nova Scotia, Houston branch
711 Louisiana Street, Suite 1400
Houston, TX 77002 United States
Attention: Global Prime Finance
Telephone: 1-713-759-3450
Fax Number: 1-713-759-3486

	With a copy to:	Scotia Capital (USA) Inc.
250 Vesey Street, 24th Floor
New York, NY 10281
United States of America
Attention: US Prime Brokerage Client Services Telephone: 1-212-225-6613
Fax: 1-212-225-6645

(14)    Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than Broker) relating to the Special Custody Account and/or any financial asset credited thereto or cash held therein pursuant to which it has agreed, or will agree, to comply with entitlement orders or other instructions of such person.

(15)    Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules.

The Custodian may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Customer and Broker specifying a date when such resignation shall take effect and upon delivery of the Collateral to the successor custodian designated by the Customer and the Broker in writing. Upon such notice, a successor custodian shall be appointed with the mutual consent of the Customer and the Broker. If the Customer and the Broker are unable to agree upon a successor custodian within thirty (30) days after such notice, the Custodian shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. The Custodian shall continue to serve until its successor accepts the appointment as successor custodian and receives the Collateral. The Customer and the Broker shall have the right at any time upon their mutual consent to substitute a new custodian by giving notice thereof to the Custodian then acting.

(16)    Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate options transactions.

(17)    If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein, provided that the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(18)    All references herein to times of day shall mean the time in New York, New York, U.S.A.

(19)    Reserved.

(20)    This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflict of laws rules (other than Section 5-1401 of the General Obligations Law) and the “securities intermediary’s jurisdiction” and “bank’s jurisdiction” within the meaning of Articles 8 and 9 of the UCC for purposes of his Agreement is the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)    Each of Customer, Custodian and Broker agrees that any litigation between any of them hereunder must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION RELATING TO THIS AGREEMENT IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT. Customer hereby consents to process being served by Broker on Customer in any suit, action or proceeding referred to above by the mailing of a copy thereof by registered or certified mail, postage pre-paid to Customer at the address set forth above. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

(22)    This Agreement supersedes all prior agreements as to matters within its scope. To the extent this Agreement contains any provision which is inconsistent with provisions in any other contract or agreement (other than the Account Agreement) between Customer and Broker, the provisions of this Agreement shall control.

(23)    This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(24)     The Customer’s Declaration of Trust is on file with the Custodian. Customer is a duly formed Delaware statutory trust in good standing with full power and authority to enter into this Agreement and perform all of its obligations hereunder. This Agreement is executed on behalf of the Customer by the Customer’s officers as officers and not individually and the obligations imposed upon the Customer by this Agreement are not binding upon any of the Customer’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Customer.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first written above.

THE CUSHING MLP TOTAL RETURN FUND

/s/ Jerry V. Swank

By:	Jerry V. Swank

Title:	Chief Executive Officer

THE BANK OF NOVA SCOTIA, ACTING THROUGH ITS HOUSTON BRANCH

/s/ Authorized Person

By:	Authorized Person

U.S. BANK, N.A.

/s/ Authorized Person

By:	Authorized Person